CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$193,000	$22.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated January 14, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Buffered iSuperTrackSM Notes due January 17, 2013 Global Medium-Term Notes, Series A, No. E-6255

Terms used in this pricing supplement are described or defined in the prospectus supplement. The Buffered iSuperTrackSM Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The Reference Asset below is in the form of a Linked Share and represents the Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single Linked Share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC

•	Issue Date: January 20, 2011

•	Initial Valuation Date: January 14, 2011

•	Final Valuation Date: January 14, 2013*

•	Maturity Date: January 17, 2013**

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

•	Initial Price: The closing price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing price of the Reference Asset on the Final Valuation Date

•

Periodic Amounts: $12.50 per $1,000 Note, payable quarterly in arrears, on April 20, 2011, July 20, 2011, October 20, 2011, January 20, 2012, April 20, 2012, July 20, 2012, October 22, 2012 and the Maturity Date, subject to the following business day convention.

•

Payment at Maturity: If the Final Price is greater than the Initial Price (i.e., the Reference Asset Return is greater than 0%), you will receive on the Maturity Date (in addition to the final Periodic Amount payable on the Maturity Date) a cash payment equal to $1,000 per $1,000 principal amount Note.

If the Reference Asset Return is less than or equal to 0% but the Final Price declines from the Initial Price by a percentage that is less than or equal to the Buffer Percentage, you will receive the principal amount of your Notes (in addition to the final Periodic Amount payable on the Maturity Date).

and

If the Final Price declines from the Initial Price by a percentage that is greater than the Buffer Percentage, you will receive on the Maturity Date (in addition to the final Periodic Amount payable on the Maturity Date) a cash payment per $1,000 principal amount equal to (a) $1,000 plus (b) $1,000 multiplied by the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

If the Final Price declines from the Initial Price by more than the Buffer Percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines beyond the Buffer Percentage. You may lose up to the percentage of your initial investment that is not represented by the Buffer Percentage, with all Periodic Amounts included. Any payment on the Notes, including payment of Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•	Reference Asset Return: The performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Tax allocation of the Periodic Amounts:

•	Interest on the Deposit: $2.06

•	Put Premium: $10.44 (equal to the difference between the quarterly Periodic Amount per Note and the amount shown above under “Interest on the Deposit”)

The terms of the Note are as follows:

Note Issuance #	Reference Asset (the “ETF”)	Initial Price	Ticker Symbol	Principal Amount	Quarterly Periodic Amount per $1,000 Note	Buffer Percentage	CUSIP/ISIN
E-6255	iShares® Dow Jones U.S. Real Estate Index Fund	$56.37	IYR	$193,000	$12.50	17.35%	06740PYT7/ US06740PYT73

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0%	100%
Total	$193,000	$0	$193,000

ADDITIONAL TERMS SPECIFIC TO THE NOTES

This pricing supplement relates to the Note offering. The purchaser of a Note will acquire a security linked to the linked share identified on the cover page. Although the Note offering relates to the linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance of the ETF?

The following table below illustrates the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing (a) the Payment at Maturity per $1,000 principal amount plus Periodic Amounts paid prior to and on the Maturity Date, to (b) $1,000.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The Final Price of the ETF and the associated Reference Asset Return have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the ETF.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $56.37

Buffer Percentage: 17.35%

Periodic Amounts: $12.50 per $1,000 principal amount Note, paid quarterly

PS–2

Final Price	Reference Asset Return	Payment at Maturity (excluding Periodic Amounts)	Total Return on the Notes (including Periodic Amounts)
112.74	100.00%	$1,000.00	10.00%
109.92	95.00%	$1,000.00	10.00%
104.28	85.00%	$1,000.00	10.00%
98.65	75.00%	$1,000.00	10.00%
93.01	65.00%	$1,000.00	10.00%
87.37	55.00%	$1,000.00	10.00%
81.74	45.00%	$1,000.00	10.00%
76.10	35.00%	$1,000.00	10.00%
70.46	25.00%	$1,000.00	10.00%
64.83	15.00%	$1,000.00	10.00%
60.03	6.50%	$1,000.00	10.00%
59.19	5.00%	$1,000.00	10.00%
57.50	2.00%	$1,000.00	10.00%
56.37	0.00%	$1,000.00	10.00%
53.55	-5.00%	$1,000.00	10.00%
50.73	-10.00%	$1,000.00	10.00%
46.59	-17.35%	$1,000.00	10.00%
42.28	-25.00%	$923.50	2.35%
36.64	-35.00%	$823.50	-7.65%
31.00	-45.00%	$723.50	-17.65%
25.37	-55.00%	$623.50	-27.65%
19.73	-65.00%	$523.50	-37.65%
14.09	-75.00%	$423.50	-47.65%
8.46	-85.00%	$323.50	-57.65%
2.82	-95.00%	$223.50	-67.65%
0.00	-100.00%	$173.50	-72.65%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated. In each of the following examples, the investor will have received the Periodic Amounts in the total amount of $100 (representing a return of 10% on the Notes), including the final Periodic Amount payable on the Maturity Date.

Example 1: The Reference Asset Return is positive.

On the Final Valuation Date, the Final Price of $57.50 was greater than the Initial Price of $56.37, resulting in a Reference Asset Return of 2.00%. Because the Reference Asset Return is positive, on the Maturity Date, the investor receives, in addition to the final Periodic Amount, a payment of $1,000 per $1,000 principal amount Note.

The total return on the Notes (represented by payment of the Periodic Amounts) will be 10.00%.

Example 2: The Final Price is less than the Initial Price by a percentage that is less than or equal to the Buffer Percentage.

On the Final Valuation Date, the Final Price of $50.73 was less than the Initial Price of $56.37, resulting in a Reference Asset Return of –10%. Although the Reference Asset Return is negative, because the Final Price declined from the Initial Price by a percentage less than or equal to the Buffer Percentage of 17.35%, the investor receives on the Maturity Date, in addition to the final Periodic Amount, a payment of $1,000 per $1,000 principal amount Note.

The total return on the Notes (represented by payment of the Periodic Amounts) will be 10.00%.

PS–3

Example 3: The Reference Asset Return is negative by an amount that exceeds the Buffer Percentage.

On the Final Valuation Date, the Final Price of $31.00 was less than the Initial Price of $56.37, resulting in a Reference Asset Return of –45%. Because the Final Price declined from the Initial Price by a percentage that is greater than the Buffer Percentage, the investor receives on the Maturity Date, in addition to the final Periodic Amount, a payment of $723.50 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity = $1,000 + [$1,000 × (–45.00% + 17.35%)] = $723.50, representing a return of -27.65%.

The total return on the Notes (including return consisting of Periodic Amounts) will be -17.65% (-27.65% + 10.00%).

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal, even if the Notes are held to maturity. Periodic Amounts will be payable on the dates set forth on the cover page of this pricing supplement, including the Maturity Date. However, the payment at maturity (in addition to the final Periodic Amount payable on the Maturity Date) is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the Final Price declines from the Initial Price by more than the Buffer Percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines beyond -the Buffer Percentage. You may lose up to the percentage of your initial investment not represented by the Buffer Percentage, with all Periodic Amounts included.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payment of any Periodic Amounts and any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) does not fully replicate the performance of the Dow Jones U.S. Real Estate Index, the index underlying the ETF (the “Underlying Index”), and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes are linked is subject to:

•

Management risk. This is the risk that BlackRock Fund Advisors’ investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, option on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The Reference Asset May Underperform its Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not

PS–4

fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index, or due to other circumstances. Because the payment at maturity of your Notes is linked to the performance of the ETF and not to the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to such index.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

You Will Not Participate in Any Appreciation of the Reference Asset—Even if the Reference Asset Return is positive, you will receive at maturity (in addition to a payment in respect of the Final Periodic Amount), subject to our credit risk, only the principal amount of your Notes. You will not be entitled to any additional payments in respect of any appreciation of the Reference Asset from the initial price to the final price, which may be significant. Accordingly, an investment in the Notes may result in a payment that is less, and perhaps significantly less, than an investment directly in the Reference Asset.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date—The final price of the ETF and the reference asset return will be based solely on the final price of the ETF on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the ETF dropped precipitously on the final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop. Although the price of the ETF on the maturity date or at other times during the life of your Notes may be higher than the final price of the ETF on the final valuation date, you will not benefit from any increases in the price of the ETF other than those increases, if any, represented by a final price on the final valuation date that is greater than the initial price on the initial valuation date specified on the cover page of this pricing supplement.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset, its underlying index and securities comprising such underlying index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–5

•

Real Estate Investment Risks—The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate (“Real Estate Companies”), such as REITs or real estate holding companies. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Real Estate Companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type. Rising interest rates could result in higher costs of capital for Real Estate Companies, which could negatively impact a Real Estate Company’s ability to meet its payment obligations. Real Estate Companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a Real Estate Company’s operations and market value in periods of rising interest rates. Investing in Real Estate Companies may involve risks similar to those associated with investing in small capitalization companies. There may be less trading in Real Estate Company shares. Real estate is relatively illiquid and, therefore, a Real Estate Company may have a limited ability to vary or liquidate properties in response to changes in economic or other conditions. Real Estate Companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes and terrorist acts; and casualty or condemnation losses. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values, or increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments. The prices of real estate company securities may drop because of the failure of borrowers to repay their loans, poor management, and the inability to obtain financing either on favorable terms or at all. Real estate income and values may be adversely affected by such factors as applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations, also may have a major impact on real estate.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described herein. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the Final Price, as compared to the Initial Price, by a percentage up to the Buffer Percentage. If the Final Price declines from the Initial Price by more than the Buffer Percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset declines beyond the Buffer Percentage. You may lose up to the percentage of your initial investment not represented by the Buffer Percentage, with all Periodic Amounts included. Any payment on the Notes, including the payment of any Periodic Amounts and any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

PS–6

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as an investment unit consisting of (i) a fixed rate debt instrument that is issued to you by us (the “Deposit”) and (ii) a put option in respect of the ETF that is issued by you to us (the “Put Option”).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES FOR INVESTING IN THE NOTES.

If your Notes are properly treated as an investment unit consisting of a Deposit and a Put Option, it would be reasonable to treat the Deposit as having been issued for the principal amount of the Notes and the Periodic Amounts on the Notes as partly payments of interest on the Deposit and partly payments for the Put Option (the “Put Premium”). Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale or maturity of the Notes, as discussed below. On the cover page of this pricing supplement, we have determined the amount of each Periodic Amount that represents interest on the Deposit and the amount that represents Put Premium. The terms of your Notes require you and us to allocate the Periodic Amounts as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service.

A cash payment of the principal amount of your Notes upon the maturity of your Notes (excluding cash attributable to the final Periodic Amount) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse of the Put Option, which would result in your recognition of short-term capital gain in an amount equal to the amount of Put Premium paid to you over the term of the Notes and deferred as described in the preceding paragraph.

A cash payment of less than the principal amount of your Notes upon the maturity of your Notes (excluding cash attributable to the final Periodic Amount) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the cash settlement of the Put Option. Under such characterization, you should generally recognize short-term capital loss in an amount equal to the difference between (i) the principal amount of your Notes and (ii) the sum of (a) the amount of cash you receive at maturity (excluding cash attributable to the final Periodic Amount) and (b) the total Put Premium received (which includes the Put Premium received at maturity).

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss (except to the extent attributable to accrued or unpaid interest that has not yet been included in income) if you have held your Notes for more than one year.

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Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the notes and pay tax accordingly, even though the comparable yield may exceed the Periodic Amounts that are made with respect to the Notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to sale or maturity and is neither a prediction nor a guarantee of what the actual yield will be. If your Notes are so treated, you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

INFORMATION RELATING TO THE ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the ETF issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of

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the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort by us to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of the ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated September 1, 2010 issued by the iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors (“BFA”) and we make no representation as to its accuracy. Shares of the ETF are listed and trade at market prices on the NYSE Arca, Inc. under the symbol “IYR”. The ETF seeks investment results that correspond generally to the price and yield performance of the Underlying Index.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of the Underlying Index. The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: Real Estate holding and development and real estate investment trusts. The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 811-09729. Such information is not, and should not be, considered incorporated by reference in this pricing supplement.

The ETF is issued by iShares, Inc. and the iShares Trust (together, “iShares”), each, a registered investment company. BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment advisor to the ETF.

As investment advisor, BFA provides investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgements and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

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Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing share price from August 16, 2002 through January 14, 2011. The closing share price of the ETF on January 14, 2011 was $56.37.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Price on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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